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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     ------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                        Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   April 4, 1997

                                  SAFEWAY INC.
                                  ------------
             (Exact name of registrant as specified in its charter)

       Delaware                       1-00041                    94-3019135
       --------                       -------                    ----------
       (State of              (Commission File Number)           (IRS Employer
       Incorporation                                        Identification No.)

            5918 Stoneridge Mall Road, Pleasanton, California 94588
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              (Address of principal executive offices) (Zip Code)

                                 (510) 467-3000
                                ----------------
              (Registrant's telephone number, including area code)

                                      n/a
                                ---------------
         (former name or former address, if changed since last report)
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Item 5.  Other Events.
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     Safeway Inc. (the "Company") previously reported in its Form 10-K for the fiscal year ended December 28, 1996 (Item 1, Employees), information concerning a strike in Canada Safeway's Alberta operating area, which commenced at 12:01 a.m. on March 26, 1997.

     Employees represented by the Retail Clerks, Bakers and Meatcutters unions in Canada Safeway's Alberta operating area voted on the Company's Final Offer from March 31 through April 2. The voting resulted in a rejection of the Final Offer in all but Lethbridge, where Retail Clerks voted to accept the Company's Final Offer. The ratification involves 338 Retail Clerks in the three Lethbridge area stores.

     The vote across the province was characterized by low voter turnout. As a result of the low voter turnout, the Final Offer was rejected by only approximately 25% of the total employee population in Calgary and approximately 35% in Edmonton, which are Safeway's two major markets in Alberta. The Edmonton and Calgary markets represent approximately 6,400 of the 8,591 Retail Clerks in the Alberta operating area involved in this dispute.

     As of April 4th, a total of 1,067 employees have returned to work, out of the approximately 10,000 total employees in the province covered by these contracts. The Company continues to operate all 73 stores affected by the strike, with a combination of the employees who have returned, replacement workers and management.

     Although Safeway is unable to determine the financial impact of the strike at this time, sales and operating results are expected to be adversely affected for as long as the strike continues.

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 4, 1997

                               SAFEWAY INC.

                               By:    /s/ Michael C. Ross
                               Name:  Michael C. Ross
                               Title: Senior Vice President - General Counsel